     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 2000.
                                              REGISTRATION NO.  333-_______
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                                  NETGURU, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                       7370                     22-2356861
(State or other jurisdiction   (Primary Standard Industrial    (I.R.S. Employer
    of incorporation or            Classification No.)    Identification Number)
       organization)
                            22700 SAVI RANCH PARKWAY
                          YORBA LINDA, CALIFORNIA 92887
                                 (714) 974-2500
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                              --------------------

                                  AMRIT K. DAS,
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                  NETGURU, INC.
                            22700 SAVI RANCH PARKWAY
                          YORBA LINDA, CALIFORNIA 92887
                                 (714) 974-2500
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                             LARRY A. CERUTTI, ESQ.
                               RUTAN & TUCKER LLP
                         611 ANTON BOULEVARD, SUITE 1400
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 641-5100

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this registration statement.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: [ ]
                              --------------------


                         CALCULATION OF REGISTRATION FEE
=================================================================================================================

                                                          Proposed Maximum    Proposed Maximum       Amount of
    Title of Each Class of                 Amount to        Offering Price        Aggregate        Registration
  Securities to be Registered          be Registered(1)      per Share       Offering Price(2)         Fee
-------------------------------------  -----------------  -----------------  -----------------  -----------------
Common stock, $.01 par value.........       2,734,842(3)          $19.6875        $53,842,202            $14,215
=====================================  =================  =================  =================  =================

(1) In the event of a stock split, stock dividend, or similar transaction involving common stock of the registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2) The aggregate offering price of the registrant's shares is estimated solely for the purpose of calculating the registration fee payable pursuant hereto, as determined in accordance with Rule 457(c) under the Securities Act as of June 27, 2000.
(3) Represents shares of common stock being offering by selling security holders, including shares issuable following conversion of outstanding Series B Cumulative Convertible Preferred Stock and upon exercise of outstanding options and warrants to purchase common stock of the registrant.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 30, 2000

PROSPECTUS


                                  NETGURU, INC.

                        2,734,842 SHARES OF COMMON STOCK


         The 2,734,842 shares of our common stock, $.01 par value per share, offered hereby are being offered by certain of our security holders, who are identified in the section of this prospectus entitled "Selling Security Holders." The shares being offered hereby include shares of common stock currently outstanding and shares issuable upon exercise of certain outstanding options and warrants and upon conversion of shares of our Series B Cumulative Convertible Preferred Stock, or Series B Stock.

         The price of the common stock being offered by the selling security holders may vary, depending on market conditions. We will not receive any of the proceeds from the sale of the shares by the selling security holders.

         There is an existing market for these shares. Our common stock is traded on the Nasdaq National Market System under the symbol "NGRU." The last reported sales price of our common stock on June 26, 2000, was $20.00 per share.
                             ----------------------

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9.
                             ----------------------

         The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and the selling security holders are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.
                             ----------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                     THE DATE OF THIS PROSPECTUS IS , 2000.

No person is authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus, in connection with the offering contemplated hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling security holders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.
                             ----------------------

                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----

WHERE YOU CAN FIND MORE INFORMATION..........................................3
-----------------------------------
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................3
-----------------------------------------------
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS............................4
-------------------------------------------------
ABOUT THIS PROSPECTUS........................................................5
---------------------
PROSPECTUS SUMMARY...........................................................6
------------------
RISK FACTORS.................................................................9
------------
PRICE RANGE OF COMMON STOCK.................................................19
---------------------------
DIVIDEND POLICY.............................................................19
---------------
TRANSFER AGENT AND REGISTRAR................................................19
----------------------------
SELLING SECURITY HOLDERS....................................................20
------------------------
PLAN OF DISTRIBUTION........................................................27
--------------------
DESCRIPTION OF COMMON SHARES................................................29
----------------------------
USE OF PROCEEDS.............................................................30
---------------
EXPERTS.....................................................................30
------
LEGAL MATTERS...............................................................30
-------------

                             -----------------------

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's Web site at http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market. Our reports, proxy statements and other information are also available to the public at the Nasdaq's Web site at http://www.nasdaq.com.

         This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act. This prospectus omits some of the information contained in the registration statement. You should refer to the registration statement for further information with respect to netGuru, Inc. and the securities offered by this prospectus. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each case you should refer to the copy of the document filed for complete information.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until all of the securities covered by this prospectus are sold by the selling security holders.

         1. Our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2000 filed with the SEC on June 26, 2000.

         2. The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 12, 1996 pursuant to Section 12 of the Exchange Act.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                  netGuru, Inc.
                  22700 Savi Ranch Parkway
                  Yorba Linda, CA 92887
                  Attention:  Wayne Blair
                  ----------
                  Telephone:  (714) 974-2500

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2000, which is incorporated herein by reference, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements generally include the plans and objectives of management for future operations, including plans and objectives relating to our future economic performance. The forward-looking statements and associated risks may include, relate to, or be qualified by other important factors, including, without limitation:

         o   our ability to transition into new lines of business as planned;

         o our ability to become a leading integrated Internet technology and services company addressing the global Indian market, the worldwide information technology services market and the worldwide Internet engineering software market;

         o our ability to successfully market and sell applications service provider services through our recently launched engineering Internet portal;

         o   market growth;

         o   new competition;

         o   competitive pricing;

         o   new technologies;

         o   our ability to successfully implement our future business plans;

         o   statements about our business strategy and our expansion strategy;

         o our ability to attract strategic partners, alliances and advertisers;

         o uncertainties relating to economic conditions in the markets in which we currently operate and in which we intend to operate in the future;

         o   our ability to hire and retain qualified personnel;

         o   our ability to obtain capital, if required;

         o   our ability to successfully implement our brand building campaign;

         o   the risks of uncertainty of trademark protection;

         o our plans for expanding our Internet portal network and the services offered through such network;

         o our plans regarding our telephony infrastructure and service offerings;

         o our beliefs regarding the growth of Internet usage within the global Indian community;

         o our beliefs regarding the demand for our products and our competitive advantages;

         o   the negative impact of economic slowdowns and recessions; and

         o risks associated with existing and future governmental regulation to which we are subject.

         We do not undertake to update, revise or correct any forward-looking statements.

         Results actually achieved may differ materially from expected results in these statements. Several of these risks are discussed in greater detail in the "Risk Factors" section set forth below. Any of the factors described above or in the "Risk Factors" section could cause our financial results, including our net income (loss) or growth in net income (loss), to differ materially from prior results.


                              ABOUT THIS PROSPECTUS

         This prospectus provides you with a general description of our company, certain risk factors associated with investment in the shares being offered hereby, and a description of the contemplated offering. In addition, you should read the additional information described under the heading "Incorporation of Certain Documents by Reference" on page 3 of this prospectus.

                               PROSPECTUS SUMMARY

         This summary highlights some information from this prospectus. Because it is a summary, it necessarily does not contain all of the information necessary to your investment decision. To understand this offering fully, you should read carefully the entire prospectus.


                                   OUR COMPANY

         We were incorporated in 1981 under the name Research Engineers, Inc. and changed our name in 2000 to netGuru, Inc. We are an integrated Internet technology and services company providing:

         o Internet-based information technology, or IT, services to companies worldwide;

         o Internet and personal computer, or pc, based engineering software products to businesses worldwide; and

         o Internet content and commerce through our city- and region-oriented portal network, netGuruIndia.com, which is focused on the "global Indian" community, consisting of resident Indians and persons of Indian origin, or PIOs.

         We have been providing computer-aided engineering software solutions to our customers for over 18 years. During the past 15 years, we have supported our engineering software business with our India-based software programming and IT resources. In 1999, we acquired two IT services companies in the U.S., further expanding our IT resources and capabilities. With our experience in India and our understanding of the global Indian community, we began offering our Internet portal services in 1999. In addition, based upon our knowledge and understanding of the engineering software market, combined with our Internet technology resources and experience, we have recently launched web4engineers.com, an engineering portal hosting our engineering software applications online and providing applications services provider, or ASP, services to engineering software providers and their licensees worldwide.

         Our Internet portal, netGuruIndia.com, currently provides Internet content and commerce services, including travel, telecommunications and gifts, to PIOs through city- and region-oriented destinations that address the specific Indian cultural and ethnic needs of the targeted communities. Our portal network provides comprehensive digitally-rich media content and e-commerce services for PIOs, including direct-to-customer fulfillment and Internet tools, such as chat rooms and other digital communication capabilities.

         We are in the process of providing our Internet access and commerce services to the resident Indian business and consumer markets. In May 2000, we acquired a 74% interest (49% held as a direct investment and 25% held as an indirect investment through our subsidiary in India) in Interra Global Limited, an Indian company with a 15-year Class A License. This Class A License enables us to provide Internet access services throughout India from points of presence, or POPs, which are access facilities allowing the two-way transfer of information and data. We are currently building our network of POPs, which will be strategically located in India's largest metropolitan areas. We intend to expand our network by adding additional POPs in the future.

         We provide a full suite of Internet-based IT consulting services to our customers from our IT services divisions in the Silicon Valley and the Boston area. We support our IT services operations with our offshore facility in India. Our IT consulting customers include companies such as General Electric, Fidelity, Netscape, Sun Microsystems, Cisco Systems and Hewlett Packard. We have positioned our company to capitalize on our IT services methodology in order to provide Internet-based IT consulting services to businesses worldwide and to enable us to provide business-to-business Web solutions in India.

         We develop and market cost-effective, high-quality engineering software solutions. Our comprehensive line of structural, mechanical, civil and process/piping engineering software products provide our customers with fully-integrated, easy-to-use design automation and analysis solutions. We currently license our software products to more than 20,000 companies accounting for over 50,000 software installations. Based on our customer surveys, we estimate that there are approximately 150,000 users at these installations worldwide. Our customers include: Bechtel Corporation, British Telecom, Jet Propulsion Laboratories, Exxon Corporation, Fluor Daniel, Inc., General Dynamics, NASA, Rocketdyne, Siemens AG and Toyo Engineering.

         We recently acquired Allegria Software, Inc., a company with Internet technology resources and online collaborative software. This recent acquisition, combined with our Web-enabling technology, allows us to offer to our current and prospective customers our engineering software products online with real-time, online collaboration through our web4engineers.com portal. Our web4engineers.com portal will also offer ASP services, including applications hosting, data hosting and portal services for engineering companies worldwide.

         Our principal offices are located at 22700 Savi Ranch Parkway, Yorba Linda, California 92887 and our telephone number is (714) 974-2500.

         A description of our business is set forth in our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2000, which description is incorporated herein by this reference.

                                  THE OFFERING

Common stock offered by the selling
security holders                                  2,734,842(1)

Common stock outstanding prior to this
offering                                          13,644,467(2)

Common stock outstanding following
this offering if all shares are sold              15,790,275(1)(2)

Use of Proceeds                                   All proceeds of the offering
                                                  will be received by the
                                                  selling security holders
                                                  (other than amounts, if any,
                                                  received by us upon exercise
                                                  of the warrants or options).

Risk Factors                                      You should read the "Risk
                                                  Factors," beginning on page 9,
                                                  as well as other cautionary
                                                  statements throughout this
                                                  prospectus, before investing
                                                  in shares of our common stock.
------------------------

(1) Assumes (a) exercise of all of the warrants and options covered by this prospectus in exchange for 826,352 shares of common stock and immediate resale of all of such shares, and (b) conversion of all shares of Series B Stock in exchange for 1,319,456 shares of common stock and immediate resale of such shares. This number includes two times the number of shares of common stock that would have been issuable on June 26, 2000, upon conversion of all of the Series B Stock and upon exercise of all of the options and warrants owned by Elliott Associates, L.P. and Westgate International, L.P. The actual number of shares offered pursuant to the prospectus and the actual number of shares of common stock outstanding before and after the offering will vary, and may vary materially, depending upon how many shares are issued pursuant to the conversion of the Series B Stock and exercise of options and warrants as described in "Selling Security Holders-The Series B Stock and Elliott and Westgate Warrants and Options."

(2) Does not include:

         o 1,918,159 shares reserved for issuance under our stock option plans, of which options to purchase 1,891,859 shares have been granted and not exercised; or

         o 235,000 shares issuable upon the exercise of certain outstanding warrants.

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, IT IS LIKELY THAT OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD BE HARMED. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE RECENTLY EXPANDED INTO NEW LINES OF BUSINESS AND PLAN TO EXPAND INTO OTHER LINES OF BUSINESS. WE HAVE A LIMITED OPERATING HISTORY AND LACK EXPERIENCE IN THESE NEW LINES OF BUSINESS MAKING IT DIFFICULT FOR US TO PREDICT OUR FUTURE SUCCESS.

         We have only recently diversified our business and are now offering Internet content and commerce services for the PIO community, Internet-based IT business-to-business services, telephony services to the PIO community and ASP services to engineering software providers and their users worldwide. We intend to provide Internet access and content services to the resident Indian consumer and business markets and integrated communications services to and from India to consumers, carriers and businesses. As a result, we have limited or no operating histories in each of these new or proposed lines of business and therefore, our historical financial information is of limited value in projecting our future results. Our future success in these new markets which we have recently entered and plan to enter in the future is, therefore, difficult to evaluate.

OUR NEW LINES OF BUSINESS MAY BE DIFFICULT TO INTEGRATE WITH OUR HISTORICAL CORE BUSINESSES.

         We have been in the engineering software business for approximately 18 years and our two recently acquired IT consulting businesses have a combined 10 years of operating experience. We have only recently entered the Internet content and commerce services, Internet-based IT business-to-business services, telephony services and engineering ASP services markets. In the future, we plan to expand into the Internet service provider and integrated Indian-focused communications markets. Our expansion into these new and proposed lines of business may be particularly difficult for us to manage and acquisitions in these fields may be more difficult for us to integrate, at least initially, because they involve different disciplines and require different expertise than our core businesses. In addition, this expansion may detract management's time and attention away from our core businesses. If we are not able to attain the level of expertise and reputation in these fields that we believe we have attained in the engineering software field, and, through our acquisitions within the IT consulting field, our business, financial condition and operating results could be adversely affected.

IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR EXPANDED OPERATIONS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

         We have experienced rapid growth in the past year in some of our new lines of business and expect to continue to experience rapid growth in all of our new and proposed lines of business over the next several years. This growth has placed, and will continue to place, a significant strain on our management and other resources. Our ability to manage our growth will require us to continue to improve our operational, financial and management information systems, and to motivate and effectively manage our employees. Among other things, we will need to hire and integrate new managers and install and operate new or enhanced accounting, financial management and information systems. If we are unable to manage our growth effectively, the quality of our products and services, our ability to identify, hire and retain key personnel and our business, financial condition and operating results could be adversely affected.

OUR SUCCESS DEPENDS ON OUR ABILITY TO RETAIN OUR CURRENT MANAGEMENT TEAM AND RECRUIT ADDITIONAL KEY MANAGEMENT AND TECHNICAL PERSONNEL.

         Our future success depends to a large extent upon the continued services of key managerial and technical employees and our ability to recruit, assimilate and retain other highly qualified employees. Competition for personnel is intense. There can be no assurance that we will be able to recruit, assimilate and retain such personnel. The loss of the services of any of our key employees or our inability to recruit and retain quality personnel could have a material adverse effect on our business. We do not currently maintain life insurance on the lives of any of our key employees.

THE MARKETS IN WHICH WE CURRENTLY AND PLAN TO COMPETE ARE HIGHLY COMPETITIVE AND WE EXPECT THEM TO BECOME MORE COMPETITIVE IN THE FUTURE, WHICH COULD RESULT IN SIGNIFICANT PRICE COMPETITION, REDUCED REVENUES, LOWER PROFIT MARGINS OR LOSS OF MARKET SHARE.

         The Internet access and portal services, Internet-based IT business-to-business consulting services, Internet-based engineering software products and services and telephony services markets are each highly competitive. These markets may experience pricing and margin pressure, which as a result, could adversely affect our operating results and financial position. A number of companies offer products and services within the same markets that we target. The market for Internet-based products and services is characterized by an increasing number of entrants due to low start-up costs. Some of our competitors and potential competitors have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than us. Our competitors may develop products and services that are superior to ours or that achieve greater market acceptance. Our future success will depend significantly upon our ability to increase our share of our target markets and to sell additional products, product enhancements and services to our customers. We may not be able to compete successfully, and competition may result in decreases in:

         o   the prices we receive for our products and services;

         o   our revenues;

         o   our advertising rates;

         o   the number of visitors to our site;

         o   our profit margins; or

         o   our market share.

Any of these decreases could adversely affect our business and results of operations.

IN ORDER TO COMPETE SUCCESSFULLY, WE MUST KEEP PACE WITH THE RAPID CHANGES INVOLVING TECHNOLOGY AND THE INTERNET.

         We currently compete in the Internet content and commerce services, Internet-based IT business-to-business consulting services, Internet-based engineering software products and services and telephony services markets. We plan to compete in the Internet service provider and integrated communications markets. Each of these markets is characterized by rapid technological advances, changes in customer requirements and frequent new product and services introductions and enhancements. Our future success will depend upon our ability to enhance our current products and services and to develop and introduce new products and services that keep pace with technological developments, respond to the growth in the Internet, encompass evolving customer requirements and achieve market acceptance. Any failure on our part to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could result in a loss of competitiveness, revenues, profit margins or market share. There is no assurance that new products or product enhancements which we develop will achieve market acceptance.

IF WE ARE UNABLE TO DEVELOP STRATEGIC RELATIONSHIPS WITH CONTENT AND COMMERCE PROVIDERS, OUR INTERNET PORTAL BUSINESS COULD BE ADVERSELY AFFECTED.

         Strategic relationships with content and commerce providers are critical to our success in our Internet portal business. We are in the process of negotiating a number of third party relationships with content and commerce providers. We expect that most of these relationships will not be exclusive and will be short-term or can be terminated for convenience. We cannot assure you that we will be successful in entering into any of these relationships or, if we do, that any such relationship will result in attractive content and commerce offerings. If we are unable to deliver valuable content and commerce through our Internet portal, we will be unable to attract and retain a significant number of users, subscribers and advertisers, and, as a result, our revenue from commerce and advertising will not meet our expectations, and our business, financial condition and operating results would be adversely affected.

IF WE DO NOT BUILD BRAND NAME AND REPUTATION QUICKLY, OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS COULD BE ADVERSELY AFFECTED.

         We believe it is critical to establish, maintain and strengthen our reputation and brand in order to establish and expand our customer base. We also believe that as the markets in which we currently compete and plan to compete become increasingly competitive, the importance of reputation and brand will increase. If our initial brand-building efforts are unsuccessful, we may not experience an increase in Internet traffic needed to generate sufficient revenues to offset the increase in marketing expenses. As a result, our operating results and financial condition could be adversely affected. Our Internet portal will be more attractive to advertisers if we have a large audience of consumers with demographic characteristics that advertisers perceive as favorable. Therefore, we intend to introduce additional and enhanced content and commerce offerings, interactive tools and other services and features in the future in an effort to retain our current subscribers and users and to attract new ones. Our reputation and brand name could be adversely affected if we are unable to enhance our Internet portal successfully.

THE UNPREDICTABILITY OF OUR QUARTERLY OPERATING RESULTS MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

         Our quarterly operating results have varied in the past and may continue to fluctuate significantly in the future due to a number of factors, many of which are beyond our control. If our operating results do not meet the expectations of securities analysts or investors, our stock price may decline. Fluctuations in our operating results may result from a number of factors, including the following:

         o the level of advertising and e-commerce activity on our special interest portal;

         o the number of purchasers of our phone cards and the level of usage by those purchasers;

         o the level of demand for Internet-based IT business-to-business consulting services and Internet-based engineering software products and services;

         o   the acceptance of online hosting of engineering applications;

         o the prices which we are able to charge for our products and services;

         o costs related to possible acquisitions of new technologies and businesses;

         o changes affecting the telecommunication infrastructure in India, the Internet generally or the operation of our Web sites;

         o the amount and timing of capital expenditures and other costs relating to the expansion of our Internet network; and

         o   general economic conditions.

         We plan to increase our expenditures for our sales and marketing operations, expand and develop content and enhance our technology and infrastructure development. Many of our expenses are relatively fixed in the short-term. We cannot assure you that our revenues will increase in proportion to the increase in our expenses. We may be unable to adjust spending quickly enough to offset any unexpected revenues shortfall. This could lead to a shortfall in revenues in relation to our expenses.

WE RELY ON A THIRD-PARTY COMMUNICATIONS INFRASTRUCTURE OVER WHICH WE HAVE NO CONTROL.

         If the quality and maintenance of the third-party communications infrastructure on which we rely suffers, our service could be disrupted, our reputation could be harmed and we could lose customers. This infrastructure is used to carry our voice traffic. We have no control over whether the infrastructure on which we rely will be adequately maintained by these third parties or whether these third parties are able to upgrade or improve their equipment and prevent it from becoming obsolete. If these third parties fail to maintain, upgrade or improve their equipment, our business may be materially harmed.

WE COULD EXPERIENCE SYSTEM FAILURES THAT PREVENT US FROM OPERATING OUR INTERNET BUSINESS.

         Our business depends on the efficient and uninterrupted operation of our computer hardware and software systems. In addition, we rely on the Internet and, accordingly, depend upon the continuous, reliable and secure operation of Internet servers, related hardware and software and network infrastructure such as lines leased from service providers operated by the government of India. We have a back-up data facility. Although we have designed our system for complete redundancies of all major computer components, we cannot be sure that our system will be fail-safe. As a result, failure of key primary or back-up systems to operate properly could lead to a loss of customers, damage to our reputation and violations of our Internet service provider license and contracts with corporate customers. These failures could also lead to a decrease in the value of our common stock, significant negative publicity and litigation.

         Our Internet service provider license requires that we provide an acceptable level of service quality and that we remedy customer complaints within a specified time period. Our computer and communications hardware are protected through physical and software safeguards. However, they remain vulnerable to fire, storm, flood, power loss, power surges, telecommunications failures, physical or software break-ins, software viruses and similar events. We do not carry business interruption insurance to protect us in the event of a catastrophe, even though such an event could lead to a significant negative impact on our business. Any sustained disruption in Internet access provided by third parties could also have a material adverse effect on our business.

FINANCIAL STATEMENTS OF OUR FOREIGN SUBSIDIARIES ARE PREPARED USING THE RELEVANT FOREIGN CURRENCY WHICH MUST BE CONVERTED INTO U.S. DOLLARS FOR INCLUSION IN OUR CONSOLIDATED FINANCIAL STATEMENTS. AS A RESULT, EXCHANGE RATE FLUCTUATIONS MAY ADVERSELY IMPACT OUR REPORTED RESULTS OF OPERATIONS.

         We have established and acquired several international subsidiaries, which prepare their balance sheets in the relevant foreign currency. In order to be included in our consolidated financial statements, these balance sheets are converted, at the then current exchange rate, into U.S. dollars and the statements of operations are converted using weighted average exchange rates for the applicable periods. Therefore, exchange rate fluctuations can have a detrimental effect on our reported earnings. We do not engage in hedging activities to protect against the risk of currency fluctuations. Foreign currency denominated sales may result in gains and losses on the conversion to U.S. dollars. We have historically denominated sales by our foreign subsidiaries in the local currency.

                    RISKS RELATED TO OUR OPERATIONS IN INDIA

OUR COMMITMENT OF SIGNIFICANT RESOURCES AND EXPANSION OF OUR ACTIVITIES IN INDIA COULD PROVE TO BE UNPROFITABLE DUE TO RISKS INHERENT IN INTERNATIONAL BUSINESS ACTIVITIES.

         Sales of our products and services to customers located outside the U.S. accounted for approximately 28.9% and 55.3% of our net revenue for the fiscal years ended March 31, 2000 and March 31, 1999, respectively. We anticipate that international sales will account for a significantly increased portion of our total revenues in the future. Consequently, we are subject to a number of risks associated with international business activities that could adversely affect our operations in India and slow our growth. These risks generally include, among others:

         o   difficulties in managing and staffing our Indian operations;

         o difficulties in obtaining or maintaining regulatory approvals or in complying with Indian laws;

         o reduced or less certain protection for intellectual property rights;

         o   increased collection risks;

         o   differing technological advances, preferences or requirements;

         o   trade restrictions;

         o   foreign currency fluctuations; and

         o general economic conditions, including instability, in the Indian market.

         Any of these risks could adversely affect our business and results of operations.

THE INDIAN GOVERNMENT MAY CHANGE ITS REGULATION OF OUR BUSINESS OR THE TERMS OF OUR LICENSE TO PROVIDE INTERNET ACCESS SERVICES, EITHER OF WHICH COULD NEGATIVELY IMPACT OUR OPERATING RESULTS.

         Our business is subject to regulation under Indian law and our Internet service provider license is also subject to regulation. These regulations include the following:

         o Our Internet service provider license has a term of 15 years; we have no assurance that the license will be renewed. If we are unable to renew our Internet service provider license in 2015 for any reason, we will be unable to operate as an Internet service provider in India and will lose one of our sources of revenue.

         o The government of India and the Telecom Regulatory Authority of India, or TRAI, maintain the right to regulate the prices we charge our subscribers. The success of our business model depends on our ability to price our services at levels that we believe are appropriate. If the government or the TRAI sets a price floor, we may not be able to attract and retain subscribers. Likewise, if the government or the TRAI sets a price ceiling, we may not be able to generate sufficient revenues to fund our operations.

         o The government of India maintains the right to take over our entire operations or revoke, terminate or suspend our license for national security and similar reasons without compensation to us. If the government of India were to take any of these actions, we would be prevented from conducting a significant part of our business.

         We had outstanding performance guarantees for various statutory purposes totaling approximately $475,000 as of May 31, 2000. These guarantees are generally provided to government agencies, as security for compliance with and performance of terms and conditions contained in an Internet service provider license towards the supply and installation of an e-commerce platform. These guarantees may be seized by the governmental agencies if they suffer any losses or damage by reason of our failure to perform our obligations. Any failure on our part to comply with governmental regulations and the terms of our Internet service provider license could result in the loss of our license and any amount outstanding as performance guarantees, which would also prevent us from carrying on a significant part of our business. Further, additional laws regulating telecommunications, electronic records, the enforceability of electronic documents and the liability of network service providers are under consideration and if enacted, could impose additional restrictions on our business.

IF THERE IS A CHANGE IN THE CURRENT INDIAN GOVERNMENT POLICY FAVORING DEREGULATION, OUR BUSINESS COULD BE HARMED.

         During the past decade, the government of India has pursued policies of economic liberalization, including significant relaxation of restrictions on the private business sector. Although the Indian government has changed three times since 1996, the policies of economic liberalization have continued. The current government has continued these policies of liberalization and deregulation, which have resulted in significantly increased opportunities for publicly and privately held businesses in the Internet access and telecommunications markets in which we operate in India. Although there are no indications that these trends will not continue, there can be no assurance that the current government will remain in power or that these policies will continue. A significant change in the Indian government's policies could materially adversely affect our business and results of operations.

CONFLICTS INVOLVING INDIA COULD ADVERSELY AFFECT THE INDIAN ECONOMY AND HARM OUR BUSINESS.

         South Asia has from time to time experienced civil unrest and hostilities among neighboring countries, including India and Pakistan. In April 1999, India and Pakistan conducted long-range missile tests. Since May 1999, military confrontations between India and Pakistan have occurred in the disputed Himalayan region of Kargill. Further, in October of 1999, the leadership of Pakistan changed as a result of a coup led by the military. If a conflict involving India and any of its neighboring countries should occur, it could have an adverse affect on the Indian economy and our business would be adversely affected.

                  RISKS RELATED TO THE INTERNET MARKET IN INDIA

BANDWIDTH CAPACITY IN INDIA IS LIMITED AND MAY LIMIT THE GROWTH OF THE INTERNET IN INDIA AND SLOW OUR GROWTH.

         Bandwidth capacity, which is the measurement of the volume of data capable of being transported in a communications system in a given amount of time, is limited in India. The current limited bandwidth capacity in India may severely limit the quality and desirability of using the Internet in India and, in turn, slow our growth.

THE LIMITED INSTALLED PERSONAL COMPUTER BASE IN INDIA LIMITS THE NUMBER OF POTENTIAL CUSTOMERS AND RESTRICTS THE AMOUNT OF REVENUES THAT WE CAN GENERATE.

         The market penetration rates of pcs and online access in India are very low. According to International Data Corporation, or IDC, at the end of 1998, the Indian market contained 1.9 million personal computer owners, which is less than 1% of the total population in India of 987 million. Alternate methods of obtaining access to the Internet, such as through cable television modems or set-top boxes for televisions, are currently unavailable in India. There can be no assurance that the number or penetration rate of pcs in India will increase rapidly, or at all, or that alternate means of accessing the Internet will develop and become widely available in India. If the market penetration rates of pcs and online access in India do not increase rapidly, or we are unable to provide alternative means of Internet access to the Indian market, we will be unable to generate significant revenue in India and we will not generate the revenue which we expect to generate from this line of business.

                          RISKS RELATED TO THE INTERNET

WE MAY BE LIABLE TO THIRD PARTIES FOR INFORMATION RETRIEVED FROM THE INTERNET.

         Because users of our Internet access services and visitors to our portal network may distribute our content to others, third parties may sue us for defamation, negligence, copyright or trademark infringement, personal injury or other matters. We could also become liable if confidential information is disclosed inappropriately. Others could also sue us for the content and services that are accessible from our portal network through links to other Web sites or through content and materials that may be posted by our users in chat rooms or bulletin boards. We do not carry insurance to protect us against these types of claims, and there is no precedent on Internet service provider liability under Indian law.

OUR BUSINESS MAY NOT BE COMPATIBLE WITH DELIVERY METHODS OF INTERNET ACCESS SERVICES DEVELOPED IN THE FUTURE.

         We face the risk that fundamental changes may occur in the delivery of Internet access services. Currently, Internet services are accessed primarily by computers and are delivered by modems using telephone lines. As the Internet becomes accessible by cellular telephones, personal data assistants, television set-top boxes and other consumer electronic devices, and becomes deliverable through other means involving coaxial cable or wireless transmission media, we will have to develop new technology or modify our existing technology to accommodate these developments. Our pursuit of these technological advances, whether directly through internal development or by a third party license, may require substantial time and expense. We may be unable to adapt our Internet service business to alternate delivery means and new technologies may not be available to us at all.

OUR PRODUCT AND SERVICE OFFERINGS MAY NOT BE COMPATIBLE WITH INDUSTRY STANDARDS DEVELOPED IN THE FUTURE.

         Our ability to compete successfully depends upon the continued compatibility and interoperability of our services with products and architectures offered by various vendors. Although we intend to support emerging standards in the market for Internet access, industry standards may not be established and, if they become established, we may not be able to conform to these new standards in a timely fashion or maintain a competitive position in the market. The announcement or introduction of new products or services by us or our competitors and any change in industry standards could cause customers to defer or cancel purchases of existing products or services.

ONLINE SECURITY BREACHES COULD HARM OUR BUSINESS.

         Security breaches of our systems and network infrastructure, or the perception that they could occur, could harm our business and reputation. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors or similar disruptive problems. If our security measures are circumvented, the security of confidential information stored on our systems could be jeopardized, proprietary information could be misappropriated and interruptions in our operations could result. We may be required to make significant additional investments and efforts to protect against or remedy security breaches. A material security breach could damage our reputation or result in liability to us, and we do not carry insurance that protects us from this kind of loss.

                     RISKS RELATED TO THE TELEPHONY INDUSTRY

THE TELECOMMUNICATIONS INFRASTRUCTURE IN INDIA IS DEVELOPING AND MAY NOT BE RELIABLE.

         The legal framework for telecommunications businesses in India is developing and may change in ways that would adversely affect our ability to operate and grow our business in India. Laws and regulations may be introduced in India governing various aspects of the industry and the use of the Internet as a medium for conducting business. We cannot predict the effect of further developments in the Indian legal system, particularly with regard to the Internet, including the promulgation of new laws, changes to existing laws or their interpretation or enforcement, or the preemption of local regulations by national laws.

U.S. FEDERAL OR STATE GOVERNMENTS MAY INCREASE TELEPHONY REGULATION, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

         Our provision of telecommunications services is subject to government regulation in the U.S. Federal law regulates international and interstate telecommunications, while states have jurisdiction over telecommunications that originate and terminate within the same state. Changes in existing policies or regulations by Congress, by the Federal Communications Commission, or the FCC, or any state could materially adversely affect our financial condition or results of operations. There can be no assurance that the regulatory authorities in one or more states or the FCC will not take action having an adverse effect on our business, financial condition or operating results.

                           RISKS RELATING TO OUR STOCK

OUR STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES OF OUR COMMON STOCK.

         The market prices of securities of other technology-based companies, particularly Internet-related companies, are currently highly volatile. The market price of our common stock has fluctuated significantly in the past seven months. Our market price may continue to exhibit significant fluctuations in response to the following factors, some of which are beyond our control:

         o   variations in our quarterly operating results;

         o deviations in our results of operations from the estimates of securities analysts;

         o changes in securities analysts' estimates of our financial performance;

         o changes in market valuations of similar companies and stock market price and volume fluctuations generally;

         o economic conditions specific to the Internet and online commerce products and services;

         o announcements by us or our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;

         o   regulatory developments;

         o   additions or departures of key personnel; and

         o   future sales of our common stock or other securities.

         In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND ADEQUATE FINANCING MAY NOT BE AVAILABLE.

         Our future capital requirements will depend upon many factors, including the expansion of our sales and marketing efforts, the development of new products and services, possible future strategic acquisitions, the progress of our research and development efforts, and the status of competitive products and services. We believe that current and future available capital resources will be adequate to fund our operations for the foreseeable future. However, to the extent we are in need of any additional financing, there can be no assurance that any such additional financing will be available to us on acceptable terms, or at all. If additional funds are raised by issuing equity securities, further dilution to our existing stockholders may result. If adequate funds are not available, we may be required to delay, scale back or eliminate our research and development program and our marketing efforts or to obtain funds through arrangements with partners or others that may require us to relinquish rights to certain of our technologies or potential products or other assets. Accordingly, the inability to obtain such financing could adversely affect our business, financial condition and results of operations.

OUR PREFERRED STOCK MAY DELAY OR PREVENT A TAKEOVER OF OUR COMPANY POSSIBLY PREVENTING YOU FROM OBTAINING HIGHER STOCK PRICES FOR YOUR SHARES.

         Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights of those shares without any further vote or action by our stockholders. Of these shares, 12,000 have been designated Series B Cumulative Convertible Preferred Stock, all of which are issued and outstanding. The rights of the holders of our common stock are subject to the rights of the holders of our Series B Cumulative Convertible Preferred Stock and will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of our company. Furthermore, such preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance thereof could adversely affect the market value of our common stock. We have no present plans to issue additional shares of preferred stock.

THE CONCENTRATION OF OWNERSHIP OF OUR COMMON STOCK AND THE ANTI-TAKEOVER EFFECTS OF DELAWARE LAW COULD ADVERSELY AFFECT THE PERFORMANCE OF OUR STOCK.

         As of May 26, 2000, our executive officers and directors and their family members together beneficially owned approximately 58.7% of the issued and outstanding shares of our common stock. As a result, such persons will have the ability to elect a majority of directors and exert control over our affairs, irrespective of how our other stockholders may vote. This concentration of ownership may have the effect of delaying or preventing a change in control of our company. In addition, Section 203 of the General Corporation Law of Delaware prohibits us from engaging in certain business combinations with interested stockholders, as defined by statute. These provisions may have the effect of delaying or preventing a change in control of our company without action by our stockholders, and therefore could adversely affect the price of our common stock.

                           PRICE RANGE OF COMMON STOCK

         Our common stock has been traded on the Nasdaq National Market since our initial public offering in July 1996, initially under the symbol "RENG" and since March 2000, under the symbol "NGRU." Prior to July 1996, there was no public market for our shares. The following table sets forth for each fiscal quarter indicated, the high and low closing sale prices as reported on the Nasdaq National Market.


                                                        FISCAL 2001            FISCAL 2000           FISCAL 1999
                                                    --------------------  --------------------  --------------------
                                                       LOW       HIGH        LOW       HIGH        LOW       HIGH
                                                    --------------------  --------------------  --------------------
First Quarter (April 1 - June 30).............      $16.50(1)  $29.00(1)   $    3.94 $   5.50   $    2.50 $    3.59
Second Quarter (July 1 - September 30)........        N/A        N/A            4.25     5.25        2.25      3.06
Third Quarter (October 1 - December 31).......        N/A        N/A            4.47    24.50        1.50      2.47
Fourth Quarter (January 1 - March 31).........        N/A        N/A           22.75    55.75        1.50      4.38

--------------------

(1) The prices shown for fiscal 2001 are through June 26, 2000.

         On February 7, 2000, we effected a 2-for-1 stock split of our common stock. The above high and low closing sales prices have been adjusted to reflect this stock split.

         At June 26, 2000, there were approximately 47 registered holders of our outstanding shares of common stock and the closing sale price of our common stock on the Nasdaq National Market was $20.00 per share.

                                 DIVIDEND POLICY

         We have never declared or paid dividends on our common stock. Any future decision to pay dividends on our common stock remains within the discretion of our board of directors. We currently intend to retain any future earnings to support operations and to finance the growth and development of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, New York, New York.

                            SELLING SECURITY HOLDERS

GENERAL

         There are 15 selling security holders. The selling security holders are acting individually, not as a group. None of the selling security holders or their affiliates has held any position, office or other material relationship, other than as a security holder, with us. The securities registered under the registration statement of which this prospectus is a part include shares of common stock issuable upon conversion of our Series B Stock and upon the exercise of certain outstanding options and warrants, as described in the footnotes which follow the table set forth below. In this prospectus, we sometimes refer to Elliott Associates, L.P., as "Elliott" and to Westgate International, L.P., as "Westgate." The following table sets forth certain information as of June 26, 2000, with respect to each selling security holder for whom we are registering shares of common stock for resale.


                                                                                       NUMBER OF
                                                                                       SHARES OF
                                           SHARES OF COMMON                           COMMON STOCK
                                          STOCK BENEFICIALLY       SHARES OF          BENEFICIALLY        PERCENTAGE
                                            OWNED PRIOR TO        COMMON STOCK           OWNED           BENEFICIALLY
          NAME OF SELLING                       THIS                 BEING               AFTER           OWNED AFTER
          SECURITY HOLDER                    OFFERING(1)          REGISTERED          OFFERING(2)        OFFERING(3)
         -----------------                ------------------  ------------------  ------------------  ------------------
Elliott Associates, L.P............              709,044 (4)       1,120,271 (5)             68,900                   *
Westgate International, L.P........              709,044 (4)       1,120,271 (5)             68,900                   *
Shoreline Pacific Institutional
  Finance..........................               15,300 (6)          15,300                     --                  --
Roth Capital Partners..............              460,000 (7)         260,000                200,000                 1.3%
Rakesh Kapoor......................               80,000 (8)          80,000                     --                  --
Dhanesh Bhindi.....................               26,656 (9)          26,656                     --                  --
Vinod Bhindi.......................               26,672(10)          26,672                     --                  --
Jayent Bhindi......................               26,672(10)          26,672                     --                  --
Alok Gupta.........................                4,000               4,000                     --                  --
Marty Tullio.......................               22,500(11)          22,500                     --                  --
George Logan.......................               22,500(11)          22,500                     --                  --
Gordon McBean......................               18,000(12)           5,000                 13,000                   *
GRAL, Inc..........................               13,000               3,000                 10,000                   *
Robert Bruns.......................                6,000               1,000                  5,000                   *
Koushik Dutta......................                6,000               1,000                  5,000                   *
All selling security holders as a
  group............................            2,145,388           2,734,842(13)            370,800                 2.3%

-------------------------

*Less than 1%

(1) Based on an aggregate of 13,644,467 shares of common stock issued and outstanding as of June 26, 2000. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. These numbers include shares offered pursuant to this prospectus, where such shares are subject to options and warrants even if not exercisable within 60 days. Except as otherwise indicated by footnote and subject to applicable community property laws, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. All information with respect to beneficial ownership is based on filings made by the respective beneficial owners with the SEC or information provided to us by such beneficial owners.

(2) The figures shown assume the sale of all shares of common stock being registered hereby.

(3) The percentages set forth in this column have been computed assuming the number of shares of common stock outstanding equals the sum of (a) 15,790,275, which is the number of shares of common stock outstanding after the offering assuming the sale of all of the shares being offered hereby; and (b) shares of our common stock subject to options and warrants which are deemed to be beneficially owned by the security holder after this offering which are not covered by this prospectus.

(4) Consists of 198,917 shares of common stock, 75,000 shares of common stock underlying warrants, 105,263 shares of common stock underlying options and 329,864 shares of common stock into which Series B Stock owned by the selling security holder is convertible calculated as of June 26, 2000. In determining how many common shares are issuable upon conversion of the outstanding shares of Series B Stock and upon exercise of the outstanding options and warrants, we have assumed that all of the outstanding shares of Series B Stock were converted and all options and warrants were exercised on June 26, 2000, without regard to the application of the 9.99% limitation in the case of the securities owned by Elliott and Westgate. Since the number of shares of common stock into which the Series B Stock, options and warrants held by Elliott and Westgate are convertible or exercisable are limited pursuant to the terms of such instruments to the number of shares of common stock which would result in Elliott and Westgate having aggregate beneficial ownership of 9.99% of the total outstanding shares of common stock, Elliott and Westgate in the aggregate beneficially own 9.99% of the total outstanding shares of common stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934 and expressly disclaim beneficial ownership of any number of shares exceeding 9.99% shares of common stock for purposes of such rule. This prospectus and the registration statement covers two times the number of common shares that would have been issued had all of the shares of Series B Stock been converted and all of the outstanding options and warrants owned by Elliott and Westgate been exercised at the then applicable exercise and conversion prices on June 26, 2000 (without regard to the 9.99% limitation). See "Selling Security Holders--The Series B Stock and Elliott and Westgate Warrants and Options."

(5) As required by a registration rights agreement to which this selling security holder is a party, the number of shares that may be offered pursuant to this prospectus is equal to two times the number of shares of common stock issuable by us on June 26, 2000 upon full conversion of all of the Series B Stock at the then applicable conversion price and upon full exercise of all of such security holder's options and warrants to purchase common stock at the then applicable exercise prices (without regard to the 9.99% limitation), plus the number of shares of common stock held by such security holder.

(6)    Consists solely of shares of common stock underlying a warrant.

(7)    Includes 200,000 shares of common stock underlying a warrant.

(8)    Includes 50,000 shares of common stock underlying options.

(9)    Includes 16,660 shares of common stock underlying options.

(10)   Includes 16,670 shares of common stock underlying options.

(11)   Consists solely of shares of common stock underlying a warrant.

(12)   Includes 5,000 shares of common stock underlying a warrant.

(13) Includes 589,034 shares of common stock; 1,319,456 shares of common stock issuable upon conversion of the Series B Stock; and 826,352 shares of common stock issuable upon exercise of certain outstanding options and warrants.

SHARES OFFERED UNDER THIS PROSPECTUS

         THE SERIES B STOCK AND ELLIOTT AND WESTGATE WARRANTS AND OPTIONS

         On March 8, 2000, we entered into a securities purchase agreement pursuant to which Elliott and Westgate acquired the number of Series A Cumulative Convertible Preferred Shares (subsequently exchanged for shares of our Series B Stock), warrants to purchase common shares and options to purchase common shares set forth in the table below. For purposes of this prospectus, we refer to this securities purchase agreement as the March Securities Purchase Agreement.


                                                   Number of               Number of             Number of
                                               Series B Cumulative          Shares                Shares
                                                 Convertible              Underlying             Underlying
      Selling Security Holder                  Preferred Shares            Warrants              Options(2)
      -----------------------                 --------------------   --------------------   --------------------
Elliott Associates, L.P..............                     6,000(1)                45,000                105,263
Westgate International, L.P..........                     6,000(1)                45,000                105,263
-----------------------

(1) On June 23, 2000, each of Elliott and Westgate converted 330 shares of the 6,000 shares of Series B Stock into 20,006 shares of common stock, and on June 26, 2000, they each converted an additional 167 shares of the remaining 5,670 shares of Series B Stock into 10,011 shares of common stock.

(2) Number of shares underlying options is based on an exercise price per share of $28.50, which is the fixed price per share as provided in the March Securities Purchase Agreement.

         Under a registration rights agreement that we entered into with Elliott and Westgate in connection with the March Securities Purchase Agreement, we are required initially to register the number of shares set forth in the bullet points below. This registration rights agreement requires us to initially register two times the number of shares of common stock issuable upon conversion of the Series B Stock at the then applicable conversion price, and upon exercise of the options and warrants that we issued in that transaction, at the then applicable exercise prices. As a result, the number of shares offered pursuant to this prospectus by Elliott and Westgate include the following components, which amounts represent twice the number of shares into which the Series B Stock is convertible and for which the options and warrants issued in connection with the March Securities Purchase Agreement and held by Elliott and Westgate are exercisable:

         o 90,000 shares of our common stock which Elliott and Westgate can each acquire under warrants which are exercisable at $28.50 per share;

         o 659,728 shares of our common stock into which Series B Stock held by each of Elliott and Westgate is convertible. This number is determined based upon the assumption that the conversion of the Series B Stock into common stock will occur at a conversion price of $16.9375 per share; and

         o 210,526 shares of our common stock which Elliott and Westgate each have the right to acquire under options which are exercisable at $28.50 per share.

         On June 22, 2000, we entered into another securities purchase agreement with Elliott and Westgate pursuant to which we issued to each of Elliott and Westgate 100,000 shares of common stock and a warrant to purchase 30,000 shares of common stock. For purposes of this prospectus, we refer to this securities purchase agreement as the June Securities Purchase Agreement.

         In connection with the June Securities Purchase Agreement, we entered into a registration rights agreement with Elliott and Westgate under which we are obligated to register the following securities:

         o   100,000 shares of common stock for each of Elliott and Westgate;
             and

         o 30,000 shares of common stock which Elliott and Westgate can each acquire under warrants which are exercisable at $19.00 per share.

         Elliott and Westgate are each offering an indeterminate number of shares of our common stock. They each have 130,017 shares of our common stock (30,017 of which they each received upon conversion of shares of Series B Stock) and the right to acquire the shares being offered by them hereby under the terms of 5,503 shares of Series B Stock, warrants to purchase 75,000 shares of our common stock and options to purchase 105,263 shares of our common stock that they acquired under the March Securities Purchase Agreement and the June Securities Purchase Agreement. For purposes of this prospectus, it has been assumed that Elliott and Westgate will each offer the total number of shares of common stock into which the Series B Stock is convertible at the applicable conversion price, and which are issuable upon exercise of the options and warrants held by them at the applicable exercise prices on June 26, 2000.

         SERIES B STOCK

         The Series B Stock may be converted at the option of the holder by giving notice to us of its election to do so. The conversion price is the lesser of (a) $28.50, which is the fixed price provided in the certificate of designations of the Series B Stock, or (b) the average of the lowest five closing bid prices of our common stock on any five trading days during the 20 trading days immediately preceding the date of conversion.

         On March 8, 2003, all outstanding shares of Series B Stock will automatically be converted into common stock at the then applicable conversion price, subject to the option of the holder of Series B Stock to defer such conversion in limited circumstances.

         In the event of a "change in control transaction" (as defined in our certificate of designations), a "going private" transaction under Rule 13e-3 of the Exchange Act, or a tender offer by us under Rule 13e-4 of the Exchange Act, Elliott and Westgate each have the option of requiring us to repurchase all or a portion of their shares of Series B Stock within three days of providing us with written notice requiring such repurchase. The repurchase price per share is equal to the greater of (a) 120% of the liquidation preference, or (b) the liquidation preference for the preferred shares being sold to us divided by the then applicable conversion price multiplied by the greater of the last closing price of our common stock on the date the security holder exercises its option requiring us to repurchase its preferred shares, or the date on which the event triggering the security holder's right to require us to repurchase such shares occurred. The liquidation preference is $1,000 plus (a) any dividends payable to the security holder; (b) all accrued but unpaid dividends; and (c) accrued but unpaid monthly delay payments due under the registration rights agreement between us and Elliott and Westgate and defined as a cash payment equal to 1% of the liquidation preference for the first 30 day period (or portion thereof) that a specified condition in such agreement has not been fulfilled or remedied; 2% of such liquidation preference for the next 30 day period (or portion thereof) that such condition has not been fulfilled or remedied; and 3% of such liquidation preference thereafter for each subsequent 30 day period (or portion thereof) that such condition has not been fulfilled or remedied.

         The overall limit on the number of shares of our common stock issuable by us and acquirable by the holders of our Series B Stock is 2,645,093 shares, subject to adjustments for stock splits, stock dividends, or other similar recapitalizations affecting the common stock, unless the issuance of a greater number of shares is first approved by our security holders in accordance with our certificate of incorporation and bylaws.

         All shares being offered by Elliott and Westgate are being registered pursuant to registration rights agreements with us.

         ELLIOTT AND WESTGATE WARRANTS

         The warrants issued to each of Elliott and Westgate pursuant to the March Securities Purchase Agreement have an exercise price of $28.50 per share (and a cashless exercise option at any time when the shares subject to the warrants are not covered by an effective registration statement) and are exercisable until March 8, 2005. The warrants issued to each of Elliott and Westgate pursuant to the June Securities Purchase Agreement have an exercise price of $19.00 per share and are exercisable until June 22, 2005. The terms of the warrants provide that the holder of the warrants may not exercise its warrants, if, after such exercise, such holder, together with any of its affiliates, would beneficially own over 9.99% of our outstanding common shares. These warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The shares being offered hereby include the common shares issuable upon the exercise of the warrants issued pursuant to both the March Securities Purchase Agreement and the June Securities Purchase Agreement.

         ELLIOTT AND WESTGATE OPTIONS

         Pursuant to the March Securities Purchase Agreement, we granted to each of Elliott and Westgate an option to purchase shares of our common stock with an exercise price equal to the fixed price provided for in our certificate of designations, or $28.50 per share, for an aggregate purchase price of up to $6 million (including both Elliott and Westgate). These options may be exercised for a one year period beginning on July 6, 2000. During any time when the shares subject to these options are not covered by an effective registration agreement, the optionee may conduct a cashless exercise for the shares, in which case the number of shares to be issued upon such exercise will be the (a) product of (i) the number of options to be exercised; and (ii) the market value of a share of our common stock, minus $28.50 (the fixed price per share provided in our certificate of designations), subject to adjustment as provided for therein; divided by (b) the market value per share of our common stock. Elliott and Westgate have each agreed that they will not exercise their options, if, after such exercise, such holder, together with any of its affiliates would beneficially own over 9.99% of our outstanding common shares. In the event that the closing bid price per share of our common stock exceeds $38.00 for a period of 20 consecutive trading days, and provided that certain other conditions in the securities purchase agreement are satisfied, we have the right to terminate these options by providing notice to the optionee of our intention to do so. In this case, the optionees will have 30 trading days to exercise their options. If, during such 30 day period, the closing bid price of our common stock falls below $38.00 per share, any termination notice previously given by us will become null and void.

         ELLIOTT AND WESTGATE REGISTRATION RIGHTS

         In connection with the March Securities Purchase Agreement, we entered into a registration rights agreement pursuant to which we are obligated to file a registration statement registering for resale by the holders of the Series B Stock, warrants and options, the common shares issuable upon conversion or exercise thereof. In order to ensure that the registration statement covers all of the shares issuable upon conversion of the Series B Stock and upon exercise of the options and warrants, this registration statement registers two times the number of common shares issuable upon full conversion on June 26, 2000, of the preferred shares and upon full exercise of the options and warrants on June 26, 2000 owned by each of Elliott and Westgate.

         In connection with the June Securities Purchase Agreement, we entered into a registration rights agreement with Elliott and Westgate under which we are obligated to register for resale, the shares of common stock and the shares of common stock issuable upon exercise of the warrants that we issued in that transaction.

         SHORELINE WARRANTS

         In connection with the securities purchase transactions that we conducted with Elliott and Westgate, we utilized the services of Shoreline Pacific Institutional Finance, or Shoreline. As partial consideration for their services, we issued Shoreline warrants to purchase 12,000 shares of our common stock and 3,300 shares of our common stock in March 2000 and June 2000, respectively. The warrant that we issued in March has an exercise price of $28.50 per share (and a cashless exercise option) and is exercisable at any time on or before March 8, 2003. The warrant that we issued in June is exercisable at any time on or before June 23, 2003. This warrant has an exercise price equal to
(a) the average of the five closing bid prices of our common stock for the five trading days immediately preceding June 22, 2000, if the warrant is exercised on or before the twentieth trading day following June 22, 2000; or (b) 125% of the average of the lowest five closing bid prices of our common stock for the 20 trading days immediately following June 22, 2000, if the warrant is exercised after the twentieth trading day following June 22, 2000. These warrants contain standard anti-dilution provisions pursuant to which the exercise price and number of common shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The shares being offered hereby include the shares of common stock issuable under the Shoreline Warrants.

         INVESTOR RELATION RESOURCES WARRANTS

         On May 24, 2000, we issued three warrants to purchase shares of our common stock to two members of Investor Relation Resources, LLC, and to a consultant of the entity, in partial consideration for certain services rendered to us. These warrants were issued to Marty Tullio, George Logan and Gordon McBean for 22,500, 22,500 and 5,000 shares, respectively. These warrants have an exercise price of $16.50 per share and are exercisable until May 24, 2003. Such warrants contain standard anti-dilution provisions pursuant to which the exercise prices and number of common shares issuable thereunder are adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The shares being offered hereby include the common shares issuable under the Investor Relation Resources Warrants.

         E-DESTINATIONS SHARES AND OPTIONS

         On January 31, 2000, we entered into a stock purchase agreement with e-Destinations, Inc. and the shareholders thereof, Vinod Bindhi, Dhanesh Bindhi, Rakesh Kapoor and Jayent Bindhi, pursuant to which we acquired all of the outstanding shares of e-Destinations, Inc. Pursuant to this agreement, we issued an aggregate of 60,000 shares of our common stock to the shareholders of e-Destinations, Inc. We also granted options to the shareholders to purchase an aggregate of 100,000 shares of our common stock at an exercise price of $10.46 per share. In connection with this transaction, we entered into registration rights agreements with each of the individual shareholders pursuant to which we are obligated to register for resale the shares of our common stock and the shares underlying the options that we issued to them in the stock purchase transaction. The shares being offered hereby include these shares.

         ADDITIONAL SHARES

         On March 27, 2000, we entered into a stock purchase agreement with Allegria Software, Inc. and its parent and sole shareholder, GRAL, Inc., a Nevada corporation, pursuant to which we acquired all of the outstanding shares of Allegria Software, Inc. Pursuant to this agreement, in partial consideration for the shares, we issued 5,000 shares of our common stock to GRAL, Inc. Additionally, we entered into a registration rights agreement with GRAL, Inc. pursuant to which we are obligated to register for resale the shares of our common stock that we issued to it in the stock purchase transaction. Subsequent to this agreement, we agreed with GRAL, Inc. to register 3,000 of the shares issued to GRAL, Inc. and 1,000 shares of our common stock for each of two individuals, Robert Bruns and Koushik Dutta. The shares being offered hereby include the shares owned by each of GRAL, Inc., Robert Bruns and Koushik Dutta.

         On January 1, 2000, we entered an acquisition agreement under which we acquired the assets of Goutam Communications from Alok Gupta, the sole proprietor of the business. As partial consideration for such acquisition, we issued to Mr. Gupta, 4,000 shares of our common stock which we agreed to register for resale. The shares being offered hereby include these shares.

         On December 7, 1999, we issued to Roth Capital Partners (formerly, Cruttenden Roth Incorporated) a warrant to purchase 260,000 shares of our common stock. We issued this warrant in consideration of Roth Capital's decision to exercise certain other warrants to purchase our common stock in cash. On February 7, 2000, Roth Capital exercised this warrant and we issued to it 260,000 shares of our common stock. The shares being offered hereby include these shares.

                              PLAN OF DISTRIBUTION

         The shares being offered hereby will be offered and sold by the selling security holders for their own accounts. We will not receive any of the proceeds from the sale of the shares of our common stock pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal, accounting, printing and filing fees, and such expenses are estimated to be $41,215.

         The shares offered by this prospectus may be sold from time to time by the selling security holders and those persons' pledgees, donees, transferees or other successors in interest. The selling security holders may sell the shares on the Nasdaq National Market, in privately negotiated transactions or otherwise, at market prices or at negotiated prices. In addition, the selling security holders may engage in short sales and other transactions in the common stock or derivatives thereof, and may pledge, sell, deliver or otherwise transfer the common stock offered under this prospectus in connection with such transactions. They may sell shares by one or a combination of the following without limitation:

         o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which a broker solicits purchasers; and

         o face-to-face transactions between sellers and buyers, without a broker-dealer.

         In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling security holders in amounts to be negotiated prior to the sale. The selling security holders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

         Regulation M under the Exchange Act prohibits participants in a distribution and their affiliates from bidding for or purchasing any of the securities that are the subject of the distribution. It also governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

         If any selling security holder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act, setting forth

         o   the name of each of the participating broker-dealers;

         o   the number of shares involved;

         o   the price at which the shares were sold;

         o the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

         o a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and


         o   any other facts material to the transaction.


         We have agreed to indemnify certain of the selling security holders against liabilities, including certain liabilities under the Securities Act or to contribute to payments which the selling security holders may be required to make in respect of these liabilities.

                          DESCRIPTION OF COMMON SHARES

         Our certificate of incorporation currently authorizes us to issue 20,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share, 12,000 of which has been designated as Series B Stock. Upon completion of this offering, assuming all shares are sold, we will have 15,790,275 shares of common stock outstanding. All outstanding shares of common stock are, and the common stock to be issued in this offering will be, fully paid and nonassessable.

         The following summarizes the rights of holders of our common stock:


         o each holder of common stock is entitled to one vote per share on all matters to be voted upon by the stockholders;

         o subject to preferences that may apply to shares of preferred stock outstanding, the holders of common stock are entitled to receive such lawful dividends as may be declared by our board of directors;

         o upon our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive a pro rata portion of all our assets remaining for distribution after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock;

         o there are no redemption or sinking fund provisions applicable to our common stock; and

         o there are no preemptive or conversion rights applicable to our common stock.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock offered hereby. We may receive proceeds from the exercise of options and warrants.

                                     EXPERTS

         The consolidated financial statements of netGuru, Inc. and subsidiaries as of March 31, 2000, and for the years ended March 31, 2000 and 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         Certain legal matters in connection with the legality of the securities offered hereby will be passed upon for netGuru, Inc. by Rutan & Tucker, LLP, Costa Mesa, California.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the registrant, are as follows:

     Securities and Exchange Commission registration fee ............  $ 14,215
     Printing expenses...............................................  $  1,000
     Legal fees and expenses.........................................  $ 20,000
     Accounting fees.................................................  $  5,000
     Miscellaneous expenses..........................................  $  1,000
                                                                       ---------
         Total    ...................................................  $ 41,215
                                                                       =========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The liability of the registrant's controlling persons, officers or directors is or may be affected in such capacity by the following:

         The registrant's certificate of incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The registrant's bylaws provide that the registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

ITEM 16. EXHIBITS.

EXHIBIT NO.                      DESCRIPTION
-----------                      -----------

    2.1 Securities Purchase Agreement dated March 8, 2000 between the registrant, Elliott Associates, L.P. and Westgate International, L.P.**

    2.2 Exchange Agreement dated March 30, 2000 between the registrant, Elliott Associates, L.P. and Westgate International, L.P.**

    2.3 Acquisition Agreement dated January 1, 2000 between the registrant and Alok Gupta.

    2.4 Stock Purchase Agreement dated March 27, 2000 between the registrant, Allegria Software, Inc. and GRAL, Inc.**

    2.5 Stock Purchase Agreement dated January 31, 2000 between the registrant, e-Destinations, Inc., Vinod Hindi, Dhanesh Hindi, Rakesh Kapoor and Jayent Hindi.**

EXHIBIT NO.                      DESCRIPTION
-----------                      -----------

    2.6 Agreement for Sale of Shares dated May 29, 2000 between Anup Das and NetGuru India Pvt. Ltd.**

    2.7 Agreement Cum Guarantee dated May 29, 2000 between the registrant and NetGuru India Pvt. Ltd.**

    2.8 Shareholders Agreement dated May 22, 2000 between Research Engineers Pvt. Ltd. and Anup Das.**

    2.9 Shareholders Agreement dated May 25, 2000 between the registrant and Anup Das, individually and on behalf of the Indian Shareholders (defined therein).**

    2.10 Securities Purchase Agreement dated June 22, 2000 between the registrant, Elliott Associates, L.P. and Westgate International, L.P.

    3.1      Certificate of Incorporation of the registrant.*

    3.2      Bylaws of the registrant.*

    4.1 Certificate of Designations of Series B Cumulative Convertible Preferred Stock dated March 30, 2000.**

    4.2 Common Stock Purchase Warrant dated March 8, 2000, issued by the registrant to Elliott Associates, L.P.**

    4.3 Common Stock Purchase Warrant dated March 8, 2000, issued by the registrant to Westgate International, L.P.**

    4.4 Registration Rights Agreement dated March 8, 2000 between the registrant, Elliott Associates, L.P. and Westgate International, L.P.**

    4.5 Common Stock Purchase Warrant dated March 8, 2000, issued by the registrant to Shoreline Pacific Institutional Finance.**

    4.6 Warrant Agreement dated December 7, 1999 between the registrant and Cruttenden Roth Incorporated.

    4.7 Registration Rights Agreement dated April 1, 2000 between the registrant and GRAL, Inc.

    4.8 Registration Rights Agreement dated January 31, 2000 between the registrant and Rakesh Kapoor.

    4.9 Registration Rights Agreement dated January 31, 2000 between the registrant and Vinod Bhindi.

    4.10 Registration Rights Agreement dated January 31, 2000 between the registrant and Dhanesh Bhindi.

EXHIBIT NO.                        DESCRIPTION
-----------                        -----------

    4.11 Registration Rights Agreement dated January 31, 2000 between the registrant and Jayent Bhindi.

    4.12 Registration Rights Agreement dated June 22, 2000 between the registrant and Elliott Associates, L.P. and Westgate International, L.P.

    4.13 Non-Qualified Stock Option dated January 31, 2000, issued by the registrant to Vinod Bhindi.

    4.14 Non-Qualified Stock Option dated January 31, 2000, issued by the registrant to Rakesh Kapoor.

    4.15 Non-Qualified Stock Option dated January 31, 2000, issued by the registrant to Dhanesh Bhindi.

    4.16 Non-Qualified Stock Option dated January 31, 2000, issued by the registrant to Jayent Bhindi.

    4.17 Warrant to Purchase Common Stock dated May 24, 2000, issued by the registrant to Marty Tullio.

    4.18 Warrant to Purchase Common Stock dated May 24, 2000, issued by the registrant to George Logan.

    4.19 Warrant to Purchase Common Stock dated May 24, 2000, issued by the registrant to Gordon McBean.

    4.20 Common Stock Purchase Warrant dated June 22, 2000 issued by the registrant to Elliott Associates, L.P.

    4.21 Common Stock Purchase Warrant dated June 22, 2000 issued by the registrant to Westgate International, L.P.

    4.22 Common Stock Purchase Warrant dated June 23, 2000 issued by the registrant to Shoreline Pacific Institutional Finance.

    5.1      Opinion of Rutan & Tucker, LLP.

   23.1      Consent of KPMG LLP.

   23.2      Consent of Rutan & Tucker, LLP (included in Exhibit No. 5.1).

   24.1 Power of Attorney (reference is made to page II-3 of this registration statement).

-----------------------

* Filed as an exhibit to our registration statement on Form SB-2 dated May 21, 1996 or amendment thereto dated June 14, 1996 (registration no. 333-4844-LA) and incorporated herein by reference.
** Filed as an exhibit to our Form 10-KSB for the fiscal year ended March 31, 2000 filed with the Securities and Exchange Commission on June 26, 2000.

ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of post-effective amendment to this registration statement any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yorba Linda, State of California, on June 29, 2000.

                                         netGuru, Inc.


                                         By: /S/ JYOTI CHATTERJEE
                                         -----------------------------------
                                             Jyoti Chatterjee, President

         Each person whose signature appears below hereby constitutes and appoints Jyoti Chatterjee and Wayne Blair, or either of them, his true and lawful attorney-in-fact and agent, with full power and substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this registration statement on Form S-3 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereto.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the following capacities on the dates indicated.


        NAME                                TITLE                      DATE
--------------------------     -------------------------------    -------------

/S/ AMRIT K.  DAS              Chairman of the Board, Chief       June 29, 2000
--------------------------     Executive Officer (principal
    Armit K.  Das              executive officer) and Director

/S/ JYOTI CHATTERJEE           President, Chief Operating         June 29, 2000
--------------------------     Officer and Director
    Jyoti Chatterjee

/S/ WAYNE  BLAIR               Chief Financial Officer            June 29, 2000
--------------------------     (principal accounting officer)
    Wayne Blair

/S/ BRUCE E.  CUMMINGS         Director                           June 29, 2000
--------------------------
    Bruce E.  Cummings

/S/ SANTANU DAS                Director                           June 29, 2000
--------------------------
    Santanu Das

                                INDEX TO EXHIBITS

EXHIBIT NO.                        DESCRIPTION
-----------                        -----------


    2.1 Securities Purchase Agreement dated March 8, 2000 between the registrant, Elliott Associates, L.P. and Westgate International, L.P.**

    2.2 Exchange Agreement dated March 30, 2000 between the registrant, Elliott Associates, L.P. and Westgate International, L.P.**

    2.3 Acquisition Agreement dated January 1, 2000 between the registrant and Alok Gupta.

    2.4 Stock Purchase Agreement dated March 27, 2000 between the registrant, Allegria Software, Inc. and GRAL, Inc.**

    2.5 Stock Purchase Agreement dated January 31, 2000 between the registrant, e-Destinations, Inc., Vinod Hindi, Dhanesh Hindi, Rakesh Kapoor and Jayent Hindi.**

    2.6 Agreement for Sale of Shares dated May 29, 2000 between Anup Das and NetGuru India Pvt. Ltd.**

    2.7 Agreement Cum Guarantee dated May 29, 2000 between the registrant and NetGuru India Pvt. Ltd.**

    2.8 Shareholders Agreement dated May 22, 2000 between Research Engineers Pvt. Ltd. and Anup Das.**

    2.9 Shareholders Agreement dated May 25, 2000 between the registrant and Anup Das, individually and on behalf of the Indian Shareholders (defined therein).**

    2.10 Securities Purchase Agreement dated June 22, 2000 between the registrant, Elliott Associates, L.P. and Westgate International, L.P.

    3.1      Certificate of Incorporation of the registrant.*

    3.2      Bylaws of the registrant.*

    4.1 Certificate of Designations of Series B Cumulative Convertible Preferred Stock dated March 30, 2000.**

    4.2 Common Stock Purchase Warrant dated March 8, 2000, issued by the registrant to Elliott Associates, L.P.**

    4.3 Common Stock Purchase Warrant dated March 8, 2000, issued by the registrant to Westgate International, L.P.**

    4.4 Registration Rights Agreement dated March 8, 2000 between the registrant, Elliott Associates, L.P. and Westgate International, L.P.**

    4.5 Common Stock Purchase Warrant dated March 8, 2000, issued by the registrant to Shoreline Pacific Institutional Finance.**

EXHIBIT NO.                        DESCRIPTION
-----------                        -----------

    4.6 Warrant Agreement dated December 7, 1999 between the registrant and Cruttenden Roth Incorporated.

    4.7 Registration Rights Agreement dated April 1, 2000 between the registrant and GRAL, Inc.

    4.8 Registration Rights Agreement dated January 31, 2000 between the registrant and Rakesh Kapoor.

    4.9 Registration Rights Agreement dated January 31, 2000 between the registrant and Vinod Bhindi.

    4.10 Registration Rights Agreement dated January 31, 2000 between the registrant and Dhanesh Bhindi.

    4.11 Registration Rights Agreement dated January 31, 2000 between the registrant and Jayent Bhindi.

    4.12 Registration Rights Agreement dated June 22, 2000 between the registrant and Elliott Associates, L.P. and Westgate International, L.P.

    4.13 Non-Qualified Stock Option dated January 31, 2000, issued by the registrant to Vinod Bhindi.

    4.14 Non-Qualified Stock Option dated January 31, 2000, issued by the registrant to Rakesh Kapoor.

    4.15 Non-Qualified Stock Option dated January 31, 2000, issued by the registrant to Dhanesh Bhindi.

    4.16 Non-Qualified Stock Option dated January 31, 2000, issued by the registrant to Jayent Bhindi.

    4.17 Warrant to Purchase Common Stock dated May 24, 2000, issued by the registrant to Marty Tullio.

    4.18 Warrant to Purchase Common Stock dated May 24, 2000, issued by the registrant to George Logan.

    4.19 Warrant to Purchase Common Stock dated May 24, 2000, issued by the registrant to Gordon McBean.

    4.20 Common Stock Purchase Warrant dated June 22, 2000 issued by the registrant to Elliott Associates, L.P.

    4.21 Common Stock Purchase Warrant dated June 22, 2000 issued by the registrant to Westgate International, L.P.

    4.22 Common Stock Purchase Warrant dated June 23, 2000 issued by the registrant to Shoreline Pacific Institutional Finance.

EXHIBIT NO.                        DESCRIPTION
-----------                        -----------

    5.1      Opinion of Rutan & Tucker, LLP.

   23.1      Consent of KPMG LLP.

   23.2      Consent of Rutan & Tucker, LLP (included in Exhibit No. 5.1).

   24.1 Power of Attorney (reference is made to page II-3 of this registration statement).

-----------------------

* Filed as an exhibit to our registration statement on Form SB-2 dated May 21, 1996 or amendment thereto dated June 14, 1996 (registration no. 333-4844-LA) and incorporated herein by reference.
** Filed as an exhibit to our Form 10-KSB for the fiscal year ended March 31, 2000 filed with the Securities and Exchange Commission on June 26, 2000.